Exhibit 16.1

December 2, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by SuperCom Ltd. in Item 16F of the Form 20-F of SuperCom Ltd. dated December 2, 2019, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in Item 16F of such Form 20-F.

Kind regards,

/s/ Kesselman and Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited